Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 10, 2017	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2016:

	OMEGA FLEX, INC. (OFLX)
	Twelve Months Ended December 31,		Three Months Ended December 31,
	2016	2015	2016	2015

Net Sales	$94,051,000	$93,278,000	$25,643,000	$26,113,000

Net Income	$14,377,000	$15,788,000	$4,133,000	$4,744,000

Earnings Per Share – Basic and Diluted	$1.42	$1.56	$0.41	$0.47

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales for the full twelve months of 2016 were higher than last year, increasing to $94,051,000 from $93,278,000 for the periods ending December 31, 2016 and 2015, respectively. Net Sales for the final quarter ended December 31, 2016 decreased 1.8% compared the same period in 2015.

The Company’s Net Income for 2016 was $14,377,000, versus $15,788,000 during the same period last year, decreasing 8.9%. For the quarter, Net Income was 12.9% lower than last year.

The Company increased its sales volume over the prior year, continuing a steady growth rate over the last several years. However, the company’s net sales and net income were dampened by the effects of currency exchange rates stemming from its British subsidiaries. Net income was also affected by high legal-related costs associated with several matters that have since been resolved or dismissed by the court.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.